Exhibit 10.6

LIMITED WAIVER AGREEMENT

COMMON STOCK, PRE-FUNDED WARRANTS AND COMMON STOCK WARRANTS

This Limited Waiver Agreement (the “Waiver”) dated and to be effective as of April 19, 2023, is made by and between Allarity Therapeutics, Inc., a Delaware corporation (the “Company”), and 3i, L.P., a Delaware limited partnership (the “Investor”). The Company and the Investor may also each be referred to herein, individually as a “Party” and collectively as the “Parties.” Unless otherwise defined in this Waiver, capitalized terms have the same meaning as defined in the Company’s Certificate of Designation of Preferences, Rights and Limitations of Series A Convertible Preferred Stock (the “Series A COD”), the Securities Purchase Agreement by and between the Parties dated May 20, 2021 (as amended, the “SPA”), the Registration Rights Agreement dated May 20, 2021, (the “2021 RRA”) the common stock purchase warrants dated May 20, 2021, and issued to the Investor (the “Warrants” and together with the Series A COD, SPA and the 2021 RRA, the “PIPE Documents”), the Secured Note Purchase Agreement dated November 22, 2022, as amended on April 10, 2023, by and between the Parties (the “Note Purchase Agreement”) and the Securities Purchase Agreement dated February 28, 2023 in connection with the sale and issuance of 50,000 shares of Series C Convertible Redeemable Preferred Stock (the “Series C Stock”) to the Investor (the “Series C SPA”), and the Registration Rights Agreement dated February 28, 2023 (the “2023 RRA”, together with the Series C SPA, the PIPE Documents and Note Purchase Agreement, the “Investor Documents”).

RECITALS

WHEREAS, the Parties previously entered into the SPA and Warrants pursuant to which the Investor acquired certain Preferred Shares and Warrants from the Company on December 20, 2021;

WHEREAS, as of the date hereof, the Investor is the holder of all of the issued and outstanding Preferred Shares and Warrants;

WHEREAS, pursuant to the Note Purchase Agreement the Company authorized the sale and issuance of the following secured promissory notes to the Investor: the first note in an aggregate principal amount of $350,000; the second note in an aggregate principal amount of $1,666,640; the third note in an aggregate principal amount of $650,000; the fourth note in an aggregate principal amount of $350,000; and the fifth note in an aggregate principal amount of $350,000 (collectively, the “Notes”);

WHEREAS, pursuant to the terms of the Notes, the Investor may exchange the Notes for the Company’s Common Stock, or other equity security, at an exchange price equal to the lowest price per share of the equity security sold to other purchasers, rounded down to the nearest whole share, if the Company concludes a future equity financing prior to the maturity date or other repayment of such promissory note;

WHEREAS, on February 28, 2023, the Parties entered into a Securities Purchase Agreement in connection with the sale and issuance of 50,000 shares of Series C Stock to the Investor pursuant to the Series C SPA; and

WHEREAS, it is the intent of the Parties that the sale and issuance of shares of Common Stock, pre-funded warrants (the “Pre-Funded Warrants”), common stock purchase warrants (the “Common Warrants”), and shares of Common Stock issuable upon exercise of the Pre-Funded Warrants and Common Warrants pursuant to an effective registration statement filed by the Company on Form S-1 registering the Common Stock, Pre-Funded Warrants, Common Warrants, and shares of Common Stock issuable upon exercise of the Pre-Funded Warrants and Common Warrants (the “Securities”) and the transactions contemplated therein and the related transaction documents thereto (the “Public Offering Transaction”) will not give rise to any or trigger any rights of termination, defaults, amendment, anti- dilution or similar adjustments, acceleration or cancellation under the Investor Documents, and the Parties desire to have the Investor memorialize the waiver of any such rights in this Waiver.

AGREEMENT

NOW, THEREFORE, in consideration of the premises set forth above and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Limited Waiver of Rights under the PIPE Documents. The Investor hereby waives any rights or remedies that it may have under the PIPE Documents, solely in connection with the Public Offering Transaction, including (a) any rights or remedies that it may have under the PIPE Documents that arises as a result of certain defined “triggering events” (as defined in the Series A COD), , (b) any rights to consent, notification rights to participate in Subsequent Placement (as defined in the SPA), (c) any agreement by the Company to not enter into or effect any Dilutive Issuance (as defined in the Series A COD), and (d) any other rights of termination, defaults, amendment, anti-dilution or similar adjustments, acceleration or cancellation that be triggered under the PIPE Documents solely as a result of the Public Offering Transaction.

2. Limited Waiver of Rights under the Note Purchase Agreement. The Investor hereby waives any rights or remedies that it may have under the Notes, solely in connection with the Public Offering Transaction, including but not limited to the exchange of such Notes for the Company’s Common Stock, or other equity security, at an exchange price equal to the lowest price per share of the equity security sold to other purchasers, rounded down to the nearest whole share, if the Company concludes a future equity financing prior to the maturity date or other repayment of such promissory note (as described in the Notes) solely as a result of the Public Offering Transaction.

3. Limited Waiver of Rights under the Series C Securities Purchase Agreement and Series C Certificate of Designation. The Investor hereby waives any rights or remedies that it may have under the Series C SPA and Certificate of Designations for the Series C Stock (“Series C COD”), solely in connection with the Public Offering Transaction, including but not limited to those that prohibit the Company from entering into an agreement to issue or sell shares of Common Stock or Common Stock Equivalents as defined in the Series C SPA solely as a result of the Public Offering Transaction.

4. Limited Effect; No Modifications. The waivers set forth above shall be limited precisely as written and relate solely to the Investor Documents, and to the extent described above, and nothing in this Waiver shall be deemed to constitute a waiver by either Party of compliance with respect to any other term, provision, or condition of the Investor Documents, or any other instrument or agreement referred to therein. Except as specifically provided in this Waiver, all other terms and conditions of the Investor Documents remain in full force and effect.

5. Miscellaneous.

(a) The headings in this Waiver are for reference only and do not affect the interpretation of this Waiver.

(b) This Waiver may be executed in counterparts, each of which is deemed an original, but all of which constitutes one and the same agreement. Delivery of an executed counterpart of this Waiver electronically or by facsimile shall be effective as delivery of an original executed counterpart of this Waiver.

(c) This Waiver constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

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IN WITNESS WHEREOF, the Parties have executed this Waiver as of the date first written above.

COMPANY

Allarity Therapeutics, Inc a Delaware corporation

/s/ Joan Brown
By: Joan Brown, Chief Financial Officer

INVESTOR

3i, L.P.
a Delaware limited partnership

/s/ Maier J. Tarlow
By: Maier J. Tarlow, Manager of the General Partner

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